Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-5101

Contact:	Jake Elguicze Senior Director, Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	February 24, 2010

TELEFLEX REPORTS FOURTH QUARTER AND YEAR END 2009 RESULTS

Fourth Quarter Cash Flow from Continuing Operations of $108.6 million, up 89%

Fourth Quarter diluted EPS from Continuing Operations Excluding Special Items of $1.01 per share, up 31%

Full Year diluted EPS from Continuing Operations Excluding Special Items of $3.64, up 16%

Fourth Quarter GAAP diluted EPS from Continuing Operations of $1.20 per share, up 135%

Full Year GAAP diluted EPS from Continuing Operations of $3.55 per share, up 45%

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced financial results for the fourth quarter and year ended December 31, 2009.

Financial Highlights

For the fourth quarter 2009, revenues from continuing operations were $515.0 million compared to $497.2 million in the fourth quarter of 2008, up 4%. The increase resulted principally from a favorable currency impact of 4%. Core revenue was up 2% in the Medical segment and down 7% and 4% in the Aerospace and Commercial segments, respectively.

For the full year 2009, Teleflex revenues from continuing operations decreased 9% to $1,890.1 million from $2,066.7 million in 2008, principally due to a decline in core revenues in our Aerospace and Commercial businesses, and an unfavorable currency impact of 3%.

Income from continuing operations attributable to common shareholders in the fourth quarter of 2009 increased to $48.0 million, or $1.20 per diluted share compared to $20.1 million, or $0.51 per diluted share in the prior year quarter. As detailed in the tables below, fourth quarter 2009 income from continuing operations excluding special charges increased 32% to $40.3 million, or $1.01 per diluted share compared to $30.6 million or $0.77 per diluted share in the prior year quarter.

Income from continuing operations attributable to common shareholders for the full year 2009 increased to $141.8 million, or $3.55 per diluted share compared to $97.4 million or $2.44 per diluted share in the prior year. As detailed in the tables below, full year 2009 income from continuing operations excluding special items increased 17% to $145.4 million or $3.64 per diluted share, compared to $124.6 million or $3.13 per diluted share in the prior year.

Fourth quarter 2009 cash flow from continuing operations increased 89% to $108.6 million, up from $57.5 million in the prior year quarter.

Cash flow from continuing operations for the full year 2009 totaled $287.3 million, excluding a tax payment of approximately $97.5 million related to the gain on sale of ATI. Excluding tax payments of $90.2 million related to the divestiture of the automotive and industrial businesses, cash flow from continuing operations for 2008 was $195.9 million.

Net income attributable to common shareholders for the fourth quarter and full year 2009 was $42.7 million and $303.0 million, respectively. These results included a loss from discontinued operations of $5.3 million in the fourth quarter, and income from discontinued operations of $161.2 million for the full year 2009.

“2009 had its challenges, but as the calendar has changed to a new decade our company has changed as well,” said Jeffrey P. Black chairman and chief executive officer. “We are a company that reduced its exposure to cyclical industries through the divestiture of components of our Aerospace and Commercial segments, made progress with the FDA remediation, continued to make investments in areas that offer long-term growth potential, and executed very well financially. We are prepared to execute in 2010 as well.”

Fourth Quarter Business Segment Commentary

Medical Segment

Medical Segment revenues in the quarter increased 6% to $396.8 million from $373.4 million in the prior year period. The increase resulted from core growth of 2%, and a favorable currency impact of 4%. Core revenue increases in vascular access, respiratory, and anesthesia products more than offset declines in cardiac care, surgical and orthopedic devices sold to medical OEM’s.

Medical Segment sales by product group were comprised of the following:

	Three Months Ended		% Increase/ (Decrease)
	December 31,	December 31,
	2009	2008	Core Growth	Currency Impact	Total Change
	(Dollars in millions)
Critical Care	$258.7	$236.7	4	5	9
Surgical	74.0	72.9	(3)	5	2
Cardiac Care	19.2	18.4	(1)	5	4
OEM	40.4	41.8	(5)	2	(3)
Other	4.5	3.6	15	10	25

Total net sales	$396.8	$373.4	2	4	6

*Certain reclassifications within product categories have been made to 2008 results to conform with current year presentation.

Adjusted segment operating profit in the quarter, which excludes the impact of certain integration costs not qualified for restructuring increased to $83.1 million from $74.5 million in the prior year period. The improvement resulted from increased volume, lower operating expenses, reduced FDA remediation spending, synergies from the Arrow integration activities, and the effect of the weaker U.S. dollar compared with the prior year quarter. Adjusted segment operating margins in the quarter improved to 21.0% versus 19.9% in the prior year quarter. A reconciliation of adjusted segment operating profit and margins are noted on the table below.

Aerospace Segment

Aerospace Segment revenues in the quarter declined 2% to $58.6 million from $59.7 million in the prior year period. Higher sales of wide and narrow-body cargo handling systems to OEM’s, and increases in cargo spares, components and repair sales, were reduced by lower cargo systems sales for aftermarket conversions, and lower demand for cargo containers, resulting in a 7% decline in core revenue during the quarter. This was somewhat compensated for by a favorable currency impact of 5%.

Segment operating profit increased to $6.8 million from $6.2 million in the same period last year. This was principally due to the favorable mix of higher margin spares and repairs sales, as well as cost reduction initiatives. Segment operating margin for the quarter was 11.6% versus 10.3% in the prior year quarter.

Commercial Segment

Commercial Segment revenues in the quarter declined 7% to $59.7 million from $64.2 million in the same period last year. Reductions in core revenue, which accounted for 4% of the decline, were principally a result of a decrease in sales of rigging and Marine OEM products, partially offset by sales of the modern burner unit to the U.S. military and Marine aftermarket sales. The impact of the Marine gauge business divestiture contributed 4% to the decline. This was somewhat balanced by a favorable currency impact of 1%.

During the fourth quarter of 2009, operating profit in the Commercial segment declined to $3.7 million from $4.7 million in the prior year period, principally due to lower sales volumes, which more than offset the impact of cost reduction initiatives. Segment operating margin for the quarter was 6.2% versus 7.3% in the prior year quarter.

Balance Sheet Highlights

Cash on hand at December 31, 2009 was $188.3 million compared to $107.3 million at December 31, 2008, up 75%.

Net accounts receivable at December 31, 2009 was $265.3 million compared to $311.9 million at December 31, 2008, a decline of 15%.

Net inventory at December 31, 2009 was $360.8 million compared to $424.7 million at December 31, 2008, a decline of 15%.

Net debt at December 31, 2009 was $1,008.2 million compared to $1,439.1 million at December 31, 2008, a decline of 30%.

Business Outlook for 2010

The Company’s financial estimates for 2010 include total revenues in excess of $1.92 billion and diluted earnings per share from continuing operations excluding special items in the range of $4.10 to $4.25. Cash flow from continuing operations, exclusive of the impact of the adoption of the amendment to Accounting Standards Codification topic 860 “Transfers and Servicing”, is expected to be in the range of $275 to $280 million. Restructuring and other special charges related to the Arrow integration program are anticipated to be $0.05 per diluted share for the year.

Conference Call Webcast and Additional Information

As previously announced, Teleflex will comment on its fourth quarter results on a conference call to be held today at 9:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until March 1, 2010, 12:00pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 53763506.

Additional Notes

Core growth includes activity of a purchased company beyond the initial twelve months after the date of acquisition. Core growth excludes the impact of translating the results of international subsidiaries at different currency exchange rates from year to year, and the activity of companies that have been divested within the most recent twelve month period.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment operating profit includes a segment’s net revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and non-controlling interest. Unallocated corporate expenses, gains or losses on sales of assets, restructuring and impairment charges, interest income and expense and taxes on income are excluded from the measure.

Segment commentary excludes the impact of discontinued operations, items included in restructuring and impairment charges, losses and other charges, and fair market value adjustments for inventory as disclosed in the condensed consolidated statements of income.

Notes on Non-GAAP Financial Measures

This press release addresses certain non-GAAP income and cash flow measures.  We use these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures.

This press release includes financial measures which exclude the effect of charges associated with our restructuring programs and asset impairments, charges related to the Arrow acquisition, (gain)/loss on sale of assets and other charges, tax adjustments, and income tax payments related to gains on business divestitures. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below.

Fourth Quarter and Year to Date Reconciliation of Income from Continuing Operations

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
		(Dollars in thousands, except per share)
Income and diluted earnings per share attributable
to common shareholders	$ 47,973	$20,110	$141,785	$97,369
	$1.20	$0.51	$3.55	$2.44
Restructuring and impairment charges	1,644	12,059	18,472	23,976
Tax benefit	(349)	(2,090)	(3,266)	(5,908)

Restructuring and impairment charges, net of tax	1,295	9,969	15,206	18,068

	$0.03	$0.25	$0.38	$0.45
Losses and other charges (A)	703	1,098	5,052	6,989
Tax benefit	(261)	(610)	(1,871)	(2,305)

Losses and other charges net of tax	442	488	3,181	4,684

	$0.01	$0.01	$0.08	$0.12
Fair market value inventory adjustment (C)	—	—	—	6,936
Tax Benefit	—	—	—	(2,487)

Fair market value inventory adjustment, net of tax	—	—	—	4,449

	—	—	—	$0.11
Tax adjustments (B)	(9,404)	—	(14,802)	—

	($0.24)	—	($0.37)	—
Income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, fair market value inventory adjustment, and tax adjustments	$40,306	$30,567	$145,370	$124,570

	$1.01	$0.77	$3.64	$3.13

(A) In 2009, losses and other charges principally relate to loss on sale of assets and restructuring related costs associated with the Arrow acquisition. In 2008, losses and other charges relate to restructuring related costs associated with the Arrow acquisition.

(B) The tax adjustment represents a benefit from the net reduction in income tax reserves and discrete tax benefits related primarily to the resolution of various uncertain tax provisions; the settlement of tax audits; and other adjustments to taxes recorded with respect to prior years, principally resulting from changes to tax law and adjustments to previously filed income tax returns.

(C) The fair market value inventory adjustment reflects the absorption of the residual Arrow inventory purchase price adjustment from acquisition date.

Adjusted Medical Segment Operating Profit and Margin

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
		(Dollars in thousands)
Medical Segment operating profit as reported	$ 82,444	$73,378	$305,051	$286,330
Medical Segment operating margin as reported	20.8%	19.7%	20.9%	19.1%
Add: Inventory Fair Market Value Adjustment	—	—	—	6,936
Add: Integration costs not qualified for restructuring	703	1,098	2,455	6,971

Adjusted Medical Segment operating profit	83,147	74,476	307,506	300,237
Adjusted Medical Segment operation margin	21.0%	19.9%	21.1%	20.0%

Year to Date Reconciliation of Cash Flow from Operations

	Twelve Months Ended	Twelve Months Ended
	December 31, 2009	December 31, 2008
	(Dollars in thousands)
Cash flow from operations as reported	$189,813	$105,656
Add: Tax payments on gain on sale of ATI business	97,536	—
Add: Tax payments on gain on sale of automotive and industrial businesses	—	90,235

Adjusted cash flow from operations	$287,349	$195,891

Net Debt Reconciliation

	Twelve Months Ended	Twelve Months Ended
	December 31, 2009	December 31, 2008
	(Dollars in thousands)
Note payable and current portion of long-term borrowings	$4,008	$108,853
Long term borrowings	1,192,491	1,437,538

Total debt	1,196,499	1,546,391
Less: cash and cash equivalents	188,305	107,275

Net Debt	$1,008,194	$1,439,116

About Teleflex Incorporated

Teleflex is a global provider of medical technology products that enable healthcare providers to improve patient outcomes, reduce infections and support patient and provider safety. Teleflex, which employs approximately 12,700 people worldwide, also has niche businesses that serve segments of the aerospace and commercial markets with specialty engineered products. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

Caution Concerning Forward-looking Information

This press release contains forward-looking statements, including, but not limited to, statements relating to our 2010 forecast of diluted earnings per share from continuing operations excluding special items; forecasted cash flow from continuing operations, excluding the impact of Accounting Standards Codification Topic 860 “Transfers and Servicing;” and expected restructuring and other special charges related to the Arrow restructuring for 2010. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; unanticipated difficulties in connection with consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in connection with the integration of Arrow International; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses, including unanticipated costs and difficulties in connection with the resolution of issues related to the FDA corporate warning letter issued to Arrow; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described in our filings with the Securities and Exchange Commission, including our Annual Report on
Form 10-K.

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	December 31,	December 31,
	2009	2008
	(Dollars and shares in thousands, except per share)
Net revenues	$515,003	$497,245
Materials, labor and other product costs	295,277	293,924

Gross profit	219,726	203,321
Selling, engineering and administrative expenses	138,793	129,811
Restructuring and other impairment charges	1,645	15,784
Net (gain) on sales of businesses and assets	—	(314)
Income from continuing operations before interest and taxes	79,288	58,040
Interest expense	20,993	30,155
Interest income	(634)	(411)

Income from continuing operations before taxes	58,929	28,296
Taxes on income from continuing operations	10,642	8,081

Income from continuing operations	48,287	20,215

Operating income from discontinued operations (including loss on disposal of $0 and $3,430, respectively)	—	19,249
Taxes on income from discontinued operations	5,272	10,846

Income from discontinued operations	(5,272)	8,403

Net income	43,015	28,618
Less: Net income attributable to noncontrolling interest	314	105
Income from discontinued operations attributable to noncontrolling interest	—	8,944

Net income attributable to common shareholders	$42,701	$19,569

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.21	$0.51
Loss from discontinued operations	$(0.13)	$(0.01)

Net income	$1.07	$0.49

Diluted:
Income from continuing operations	$1.20	$0.51
Loss from discontinued operations	$(0.13)	$(0.01)

Net income	$1.07	$0.49

Dividends per share	$0.34	$0.34
Weighted average common shares outstanding:
Basic	39,740	39,677
Diluted	40,013	39,819
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$47,973	$20,110
(Loss) from discontinued operations, net of tax	(5,272)	(541)

Net income	$42,701	$19,569

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2009	2008
	(Dollars and shares in thousands, except per share)
Net revenues	$1,890,062	$2,066,731
Materials, labor and other product costs	1,075,987	1,211,726

Gross profit	814,075	855,005
Selling, engineering and administrative expenses	519,925	562,644
Goodwill impairment	6,728	—
Restructuring and other impairment charges	15,057	27,701
Net loss (gain) on sales of businesses and assets	2,597	(296)
Income from continuing operations before interest and taxes	269,768	264,956
Interest expense	89,463	121,588
Interest income	(2,541)	(2,272)

Income from continuing operations before taxes	182,846	145,640
Taxes on income from continuing operations	39,904	47,524

Income from continuing operations	142,942	98,116

Operating income from discontinued operations (including gain (loss) on disposal of $272,307 and $(8,238), respectively)	269,222	67,099
Taxes on income from discontinued operations	98,153	10,613

Income from discontinued operations	171,069	56,486

Net income	314,011	154,602
Less: Net income attributable to noncontrolling interest	1,157	747
Income from discontinued operations attributable to noncontrolling interest	9,860	34,081

Net income attributable to common shareholders	$302,994	$119,774

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$3.57	$2.46
Income from discontinued operations	$4.06	$0.57

Net income	$7.63	$3.03

Diluted:
Income from continuing operations	$3.55	$2.44
Income from discontinued operations	$4.04	$0.56

Net income	$7.59	$3.01

Dividends per share	$1.36	$1.34
Weighted average common shares outstanding:
Basic	39,718	39,584
Diluted	39,936	39,832
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$141,785	$97,369
Income from discontinued operations, net of tax	161,209	22,405

Net income	$302,994	$119,774

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(Dollars and shares in thousands)
ASSETS
Current assets
Cash and cash equivalents	$188,305	$107,275
Accounts receivable, net	265,305	311,908
Inventories, net	360,843	424,653
Prepaid expenses and other current assets	21,872	21,373
Income taxes receivable	100,733	17,958
Deferred tax assets	58,010	66,009
Assets held for sale	8,866	8,210

Total current assets	1,003,934	957,386
Property, plant and equipment, net	317,499	374,292
Goodwill	1,459,441	1,474,123
Intangibles and other assets, net	1,045,706	1,090,852
Investments in affiliates	12,089	28,105
Deferred tax assets	336	1,986

Total assets	$3,839,005	$3,926,744

LIABILITIES AND EQUITY
Current liabilities
Notes payable	$3,997	$5,195
Current portion of long-term borrowings	11	103,658
Accounts payable	94,983	139,677
Accrued expenses	97,274	125,183
Payroll and benefit-related liabilities	70,537	83,129
Derivative liabilities	16,709	27,370
Accrued interest	22,901	26,888
Income taxes payable	30,695	12,613
Deferred tax liabilities	—	2,227

Total current liabilities	337,107	525,940
Long-term borrowings	1,192,491	1,437,538
Deferred tax liabilities	398,923	324,678
Pension and postretirement benefit liabilities	164,726	169,841
Other liabilities	160,684	182,864

Total liabilities	2,253,931	2,640,861

Commitments and contingencies
Shareholders’ equity
Common shares, $1 par value Issued: 2009 — 42,033 shares; 2008 — 41,995 shares	42,033	41,995
Additional paid-in capital	277,050	268,263
Retained earnings	1,431,878	1,182,906
Accumulated other comprehensive income	(34,120)	(108,202)

	1,716,841	1,384,962
Less: Treasury stock, at cost	136,600	138,507

Total shareholders’ equity	1,580,241	1,246,455

Noncontrolling interest	4,833	39,428

Total equity	1,585,074	1,285,883

Total liabilities and equity	$3,839,005	$3,926,744

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009		2008
		(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income	$	314,011	$154,602
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations		(171,069)	(56,486)
Depreciation expense		56,140	58,748
Amortization expense of intangible assets		44,917	45,163
Amortization expense of deferred financing costs		5,511	5,330
Stock-based compensation		9,059	8,464
Net loss (gain) on sales of businesses and assets		2,597	(296)
Impairment of long-lived assets		5,788	10,399
Impairment of goodwill		6,728	—
Deferred income taxes		14,247	(28,963)
Other		3,204	13,110
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable		10,545	11,143
Inventories		37,040	(14,298)
Prepaid expenses and other current assets		487	4,455
Accounts payable and accrued expenses		(28,678)	2,509
Income taxes receivable and payable, net		(120,714)	(108,224)

Net cash provided by operating activities from continuing operations		189,813	105,656

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings		10,018	92,897
Reduction in long-term borrowings		(357,608)	(226,687)
Payments of debt issuance and amendment costs		—	(656)
Decrease in notes payable and current borrowings		(1,452)	(492)
Proceeds from stock compensation plans		1,553	7,955
Payments to noncontrolling interest shareholders		(702)	(739)
Dividends		(54,022)	(53,047)

Net cash used in financing activities from continuing operations		(402,213)	(180,769)

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment		(30,409)	(35,169)
Payments for businesses and intangibles acquired, net of cash acquired		(1,730)	(6,083)
Proceeds from sales of businesses and assets		314,513	8,464
Investments in affiliates		—	(320)

Net cash provided by (used in) investing activities from continuing operations		282,374	(33,108)

Cash Flows from Discontinued Operations:
Net cash provided by operating activities		14,358	65,513
Net cash used in financing activities		(11,075)	(37,240)
Net cash used in investing activities		(1,173)	(6,343)

Net cash (used in) provided by discontinued operations		2,110	21,930

Effect of exchange rate changes on cash and cash equivalents		8,946	(7,776)

Net increase (decrease) in cash and cash equivalents		81,030	(94,067)
Cash and cash equivalents at the beginning of the year		107,275	201,342
Cash and cash equivalents at the end of the year	$	188,305	$107,275

Cash interest paid	$	88,583	$113,892

Income taxes paid	$	181,051	$206,369

TELEFLEX INCORPORATED AND SUBSIDIARIES

SUMMARY OF SEGMENT RESULTS

	Three Months Ended
	December 31,
	2009	2008
Segment data:	(Dollars in thousands)
Medical	$396,762	$373,390
Aerospace	58,589	59,692
Commercial	59,652	64,163

Net revenues	515,003	497,245

Medical	82,444	73,378
Aerospace	6,822	6,173
Commercial	3,716	4,702

Segment operating profit(1)	92,982	84,253
Corporate expenses	12,363	10,848
Restructuring and other impairment charges	1,645	15,784
Net (gain) on sales of businesses and assets	—	(314)
Noncontrolling interest	(314)	(105)

Income from continuing operations before interest and taxes	$79,288	$58,040

(1)
Segment operating profit includes a segment’s net revenues
reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative
expenses and noncontrolling interest. Unallocated corporate
expenses, (gain) loss on sales of businesses and assets,
restructuring and impairment charges, interest income and expense and taxes on income are excluded from the measure.

TELEFLEX INCORPORATED AND SUBSIDIARIES

SUMMARY OF SEGMENT RESULTS

	Twelve Months Ended
	December 31,
	2009	2008
Segment data:	(Dollars in thousands)
Medical	$1,457,108	$1,499,109
Aerospace	185,126	253,818
Commercial	247,828	313,804

Net revenues	1,890,062	2,066,731

Medical	305,051	286,330
Aerospace	15,433	26,067
Commercial	15,245	26,078

Segment operating profit(1)	335,729	338,475
Corporate expenses	42,736	46,861
Goodwill impairment	6,728	—
Restructuring and other impairment charges	15,057	27,701
Net loss (gain) on sales of businesses and assets	2,597	(296)
Noncontrolling interest	(1,157)	(747)

Income from continuing operations before interest and taxes	$269,768	$264,956

(1)
Segment operating profit includes a segment’s net revenues
reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative
expenses and noncontrolling interest. Unallocated corporate
expenses, (gain) loss on sales of businesses and assets,
restructuring and impairment charges, interest income and expense and taxes on income are excluded from the measure.

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